                              GAS PURCHASE CONTRACT



                                     between


                         CASCADE NATURAL GAS CORPORATION


                                   as "BUYER"


                                       and


                               IGI RESOURCES, INC.


                                   as "SELLER"



                                      AS OF


                                 October 1, 1994

                                      INDEX



Article I           Definitions                         1

Article II          Conditions Precedent                4

Article III         Delivery of Gas                     6

Article IV          Commitments by Seller               7

Article V           Quality                             7

Article VI          Delivery Point(s) and Pressure      8

Article VII         Pipeline Transportation             8

Article VIII        Quantity                           10

Article IX          Measurement                        13

Article X           Price                              13

Article XI          Payment                            14

Article XII         Term                               17

Article XIII        Force Majeure                      18

Article XIV         Arbitration                        24

Article XV          Confidentiality                    28

Article XVI         Taxes                              28

Article XVII        Off-Peak Sales                     29

Article XVIII       Supply Assurance                   31

Article XIX         Regulatory and Transportation
                      Agreement Compliance             32

Article XX          Equal Opportunity Clause           33

Article XXI         General Terms                      35

                              GAS PURCHASE CONTRACT


     THIS GAS PURCHASE CONTRACT ("Contract"), made and entered into as of this 1st day of October, 1994, by and between CASCADE NATURAL GAS CORPORATION, hereinafter referred to as "Buyer" and IGI RESOURCES, INC., hereinafter referred to as "Seller".

                              W I T N E S S E T H:

     WHEREAS, Seller is engaged in the sale of natural gas in "first sale" transactions as defined in Section 2(21) of the Natural Gas Policy Act of 1978 and the Regulations of the Federal Energy Regulatory Commission thereunder; and
     WHEREAS, Buyer desires to purchase certain volumes of natural gas from Seller, and Seller desires to sell such gas to Buyer, pursuant to the terms and conditions contained herein; and
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions contained herein, Seller and Buyer agree as follows:

                                    ARTICLE I

DEFINITIONS:

     1.01 For the purpose hereof, the words, phrases, and terms used herein shall be used in their ordinary meaning unless the Contract clearly indicates otherwise or unless same is hereinafter defined, in which instance such word, phrase, or term shall have the meaning clearly attributable to it or as defined hereinafter below:
          a. The abbreviation "AAA" shall mean the American Arbitration Association or its successor.


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
          b.   The abbreviation "ANG" shall mean Alberta Natural Gas Company,
Ltd.

          c. The phrase "ANG Expansion Facilities" shall mean those pipeline facilities proposed for construction under National Energy Board Hearing Order No. GHW-2-91, which were placed in service on November 1, 1993.

          d.  The abbreviation "BTU" shall mean British Thermal Unit.

          e. The term "cubic foot of gas" shall mean the volume of gas con-tained in one (1) cubic foot of space at a pressure base of fourteen and seventy-three hundredths (14.73) psia and at a temperature of sixty degrees (60 DEG.) Fahrenheit.

          f. The word "day" shall mean a period of twenty-four (24) consecutive hours as defined by PGT in its currently effective FERC Gas Tariff, as may be amended from time to time.

          g. The phrase "Delivery Point" shall mean the inlet to the PGT transmission facilities from the ANG transmission facilities near Kingsgate, British Columbia.

          h. The abbreviation "FERC" shall mean the Federal Energy Regulatory Commission.

          i. The word "gas" shall mean natural gas produced from gas wells and/or gas produced in association with oil (casinghead gas) and/or the residue gas resulting from processing both gas-well gas and casinghead gas.

          j. The term "gross heating value" shall mean the number of BTU's produced by combustion at constant pressure and constant temperature of an amount of gas which would occupy one (1) cubic foot at a temperature of sixty degrees (60 DEG.) Fahrenheit and a pressure of fourteen and seventy-three hundredths (14.73) psia on an as delivered basis.

          k.  The abbreviation "MCF" shall mean one thousand (1,000) cubic feet.


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
          l.  The abbreviation "MMBTU" shall mean one million (1,000,000) BTU's.

          m. The word "month" shall mean the period commencing on the first day of a calendar month and ending on the first day of the next succeeding calendar month.

          n. The abbreviation "NEB" shall mean the National Energy Board of Canada.

          o. The abbreviation "Northwest" shall mean Northwest Pipeline Corporation.

          p.   The abbreviation "NOVA" shall mean Nova Corporation of Alberta.

          q.   The abbreviation "PGT" shall mean Pacific Gas Transmission
Company.

          r. The phrase "PGT Expansion Facilities" shall mean those pipeline facilities proposed for construction under FERC Docket No. CP-89-460, et.al., which were placed in service on November 1, 1993.

          s. The word "Pipeline" shall mean PGT or any such other interstate, intrastate or provincial Pipeline acting as a third party transporter of gas, as may be mutually agreed upon by the parties from time to time.

          t. The abbreviation "psia" shall mean pounds per square inch absolute.

          u. The word "well" shall mean any well classified as a gas well or oil well by the jurisdictional agency or governmental authority having jurisdiction. Each completion shall be deemed to be a separate well.

          v. The word "year" shall mean a period of twelve (12) consecutive months commencing on the first day of October and ending on the next succeeding September 30th except for the first year of the Contract which shall begin on November 1, 1993 and end on September 30, 1994.

                                   ARTICLE II
CONDITIONS PRECEDENT:

     2.01 The obligations of Seller to deliver and sell and of Buyer to take and purchase gas hereunder will not arise prior to the satisfaction of each of the following conditions precedent upon terms and conditions satisfactory to both Buyer and Seller:

          (a) Seller obtaining or causing to be obtained all required approvals from all Canadian federal and provincial government agencies, departments and regulatory bodies having jurisdiction, including all necessary permits, orders and licenses to allow Seller to sell gas to Buyer pursuant to this Contract. Principally, at the present time, these approvals are an Energy Removal Permit from the Province of Alberta and an NEB Export Order from the Government of Canada. The parties recognize that the purchase and sale of gas supply from Canada subject to short-term provincial Energy Removal Certificates and NEB Export Orders ("Short Term Regulatory Approvals") currently results in lower cost than under long term approvals for firm gas supply service. Under long-term approvals, the NEB requires the Seller to set aside reserves, which may cause the Seller to charge the Buyer a higher Reservation Fee (as defined in Article X below). Seller agrees to use reasonable best efforts to obtain renewal of these authorizations as required to ensure Short Term Regulatory Approvals over the term hereof. Seller agrees to obtain Short Term Regulatory Approvals that have been granted for a period of time no less than six months commencing no later than October 1st of one calendar year and expiring no earlier than March 31st of the next succeeding calendar year. Not later than August 15th of each year during term hereof, Seller will confirm to Buyer in writing that it has secured Short Term Regulatory Approvals for the subsequent year. In the event that the Buyer does not receive satisfactory assurance that such Short Term Regulatory

Approvals will be received by October 1st of the same year, then Buyer shall have the right to terminate the Contract and find an alternative supplier. In the event Seller shall have failed to use reasonable best efforts to obtain Short Term Regulatory Approvals in a timely manner, Buyer shall be entitled to pursue available legal remedies against Seller.

          (b) Buyer obtaining or causing to be obtained an import authorization from the United States Department of Energy, Office of Fossil Energy or its successor to enable gas to be imported by Buyer pursuant to this Contract.

          (c) Buyer obtaining, or causing to be obtained, all required approvals from all United States federal and state government agencies, departments and regulatory bodies having jurisdiction to allow Buyer to receive, transport and sell in the United States gas purchased pursuant to this Contract.

          (d) Seller and Buyer obtaining all necessary gas transportation agreements and assignments of such in a form satisfactory to both parties, including but not limited to, Seller arranging for firm transportation of the gas on the NOVA expansion pipeline facilities within Alberta; Buyer arranging for firm transportation of the gas on the ANG Expansion Facilities to the Delivery Point; and Buyer arranging for firm transportation on the PGT Expansion Facilities from the Delivery Point to Buyer's interconnection with Northwest, if applicable, or to Buyer's other city gate location(s).

          (e) The completed construction and placing in-service of the PGT Expansion Facilities and the ANG Expansion Facilities.

     2.02 The conditions precedent under Section 2.01 shall be satisfied on or before November 1, 1993. If they are not so satisfied, either party may by written notice to the other party cancel this Contract effective one hundred and eighty (180) days after the date of the notice. Waiver of the satisfaction of any condition precedent may only be by mutual approval of both parties. If all conditions precedent are satisfied before a notice of cancellation is given, the right to cancel under this Section 2.02 shall cease. If the conditions precedent are satisfied after a notice of cancellation is given, but prior to the effective date of the cancellation, the cancellation shall not occur and the right to cancel under this Section 2.02 shall cease.

     2.03 The parties will cooperate with each other in order to assist each other in satisfying the conditions precedent under Section 2.01 so that the delivery of gas may commence hereunder. Each party will use all reasonable efforts to satisfy the conditions precedent under Section 2.01.

     2.04 If the authorizations and orders referred to in Section 2.01 are granted for a period which is shorter than the term hereof or are reviewable and subject to recision during the term hereof, then in the event any of them terminate and a further authorization or order is not granted with effect from the date of such termination, or in the event the Delivery Point Selling Price or other consideration payable hereunder is renegotiated or arbitrated and must be authorized by a governmental authority, then Seller shall have the right to suspend deliveries hereunder and Buyer shall have the right to suspend nominations hereunder until such authorization comes into effect. In the event deliveries or nominations are suspended pursuant to this clause for a period in excess of sixty (60) days, then no later than five (5) business days subsequent to the sixtieth (60th) day of such suspension, either party upon thirty (30) days written notice to the other may terminate this Contract.

                                   ARTICLE III
DELIVERY OF GAS:

     3.01 Buyer shall provide Seller with monthly projections of daily gas demands five (5) days prior to the start of each month under this Contract. Buyer shall also make daily nominations for gas deliveries hereunder to Seller, and Seller agrees to provide such volumes to Buyer at the Delivery Point on a daily basis under the terms of this Contract. Buyer and Seller shall comply with the nomination procedures set forth by the Pipeline, and shall have agents or employees available at reasonable times to receive a notice for change in the rate of delivery hereunder as may be required from time to time.

                                   ARTICLE IV

COMMITMENTS BY SELLER:

     4.01 Seller represents, subject to Section 4.02, that it owns or controls sufficient gas reserves and deliverability required to sustain the contract quantity, as defined in Section 8.01 herein, through the term of the Contract.

     4.02 The purchase and sale of natural gas under this Contract is to be made under the provisions of the Natural Gas Policy Act of 1978 ("NGPA") and the regulations issued by the FERC thereunder. Seller represents that in the event the gas which is subject to this Contract is subject to the FERC's jurisdiction under Section 1(b) of the Natural Gas Act, pursuant to the provisions of the NGPA, Seller has obtained or caused to have been obtained FERC authorization to commence deliveries of gas in interstate commerce to Buyer hereunder.

                                    ARTICLE V

QUALITY:

     5.01 Seller represents that all gas delivered by Seller to Buyer hereunder, shall meet the Pipeline's specifications as to quality at the Delivery Point as established from time to time. In the event gas is tendered to Buyer, or the Pipeline for the account of Buyer, which fails to meet the aforementioned quality specifications, Buyer, upon notice to Seller identifying the deficiency, may refuse to accept delivery of such gas and shall not be responsible for payment of such gas so refused under this Contract. Further, as between the Buyer and Seller, any and all claims for damages from the Pipeline resulting from the delivery of gas that fails to meet the Pipeline's quality specifications shall be the sole responsibility of the Seller.

                                   ARTICLE VI

DELIVERY POINT(S) AND PRESSURE:

     6.01 Seller shall deliver the gas committed hereunder at the Delivery Point, as defined in ARTICLE I - DEFINITIONS above. Gas will be delivered at a pressure which is sufficient to effect delivery at said Delivery Point. Title to and control of all gas delivered hereunder shall pass from Seller to Buyer at the Delivery Point.



                                   ARTICLE VII

PIPELINE TRANSPORTATION:

     7.01 Seller represents that it has secured or will use due diligence to cause to be secured the requisite firm transportation service on the NOVA pipeline facilities as may be required for the ultimate delivery of the gas hereunder to the Delivery Point. Such NOVA firm transportation service shall be for a quantity sufficient to deliver the contract quantity as defined in

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

Section 8.01 hereunder through the term of the Contract.

     7.02 Buyer represents that it has secured or will use due diligence to cause to be secured the requisite firm transportation service on the ANG Expansion Facilities as may be required for the ultimate delivery of the gas hereunder to the Delivery Point. Such ANG firm transportation service shall be for a quantity sufficient to deliver the contract quantity as defined in Section
8.01 hereunder through the term of the Contract.

          Unless otherwise mutually agreed to by the parties hereto, Buyer agrees to assign its ANG firm service agreement to Seller in order for Seller to more efficiently administer the daily transportation of gas hereunder to the Delivery Point. At the expiration of the term hereunder or if this Contract should otherwise terminate for any reason, the assignment of the ANG firm service agreement from Buyer to Seller shall also terminate coincident with such expiry or termination and the ANG firm service agreement shall revert back to Buyer. While the ANG firm service agreement is assigned to Seller, Seller shall perform any duties or responsibilities thereunder and shall indemnify and hold Buyer harmless from any failure to do so.

     7.03 Buyer represents that it has or will diligently pursue and secure all requisite firm transportation agreements specifically required for the transportation of the gas hereunder from the Delivery Point to Buyer's city gate location(s).

     7.04 The rules, guidelines, and policies of the Pipelines actually transporting gas hereunder to and from the Delivery Point, as amended from time to time, shall define and set forth, among other things, the manner in which gas purchased and sold under this Contract is transported. Buyer and Seller recognize that the receipt and delivery on the Pipelines' facilities of gas purchased and sold under this Contract shall be subject to the operational procedures of the Pipelines. Buyer and Seller shall be obligated to use their best efforts to avoid imposition of penalties for imbalances under the general terms and conditions of the Pipelines' currently effective FERC gas tariff, or other effective tariff. If during any month Buyer or Seller receives an invoice from the Pipelines which includes an imbalance penalty charge, both parties shall be obligated to use their best efforts to determine the validity as well as the cause of such imbalance penalty charge. If the parties determine that the imbalance penalty charge was imposed as a result of Buyer's actions (which shall include, but not be limited to, Buyer's failure to accept a daily quantity of gas equal to Buyer's nomination of its daily volume requirements), then Buyer shall be solely responsible for such imbalance penalty charge. If the parties determine that the imbalance penalty charge was imposed as a result of Seller's actions (which shall include, but not be limited to, Seller's failure to deliver a daily quantity of gas equal to Buyer's nomination of its daily volume require-ments), then Seller shall be solely responsible for such imbalance penalty charge. If the parties cannot determine that the imbalance penalty charge was imposed due to the sole action of the Buyer or Seller or if it is determined that the imbalance penalty charge was imposed as a result of common action by the Buyer and Seller, then the Buyer and Seller shall be responsible for such imbalance penalty charge in proportion to their responsibility for such charge. If an imbalance penalty charge is assessed during the duration of an event of force majeure, the penalty charge shall be borne by the party against whom it is charged.

                                  ARTICLE VIII

QUANTITY:

     8.01 It is expressly agreed that subject to an event of force majeure, as defined in Article XIII - FORCE MAJEURE herein, and subject to Section 8.02 herein, Seller shall make available to Buyer and Buyer will purchase from

Seller during the period October 1st through March 31st of each Contract year hereunder ("Winter Period"), a maximum quantity of gas less than or equal to one million three hundred fifty five thousand, one hundred and seventy two (1,355,172) MMBTU except for the first Contract year of the primary term, as defined in ARTICLE XII - TERM below, in which the first month of the Winter Period is November 1, 1993, the in-service date of the ANG and PGT Expansion Facilities. Without the prior written consent of Seller, the Maximum Daily Quantity ("MDQ") requested by Buyer hereunder shall not exceed seven thousand four hundred and forty six (7,446) MMBTU per day plus an additional quantity of gas at the Delivery Point as compressor station fuel, line loss and unaccounted for gas as specified in PGT's currently effective FERC Gas Tariff, as may be amended from time to time.

     8.02 During the Winter Period of each Contract year through the term of the Contract hereunder, Buyer agrees to the following minimum take commitments:

     October  - 50% of the MDQ on a monthly basis.
     November - 70% of the MDQ on a monthly basis.
     December - 90% of the MDQ on a monthly basis.
     January  - 90% of the MDQ on a monthly basis.
     February - 70% of the MDQ on a monthly basis.
     March    - 50% of the MDQ on a monthly basis.

          In addition, subject to an event of force majeure as defined in
ARTICLE XIII - FORCE MAJEURE herein and the provisions of ARTICLE XVIII - SUPPLY ASSURANCE herein, Buyer agrees not to purchase other gas supplies accessible through the ANG Expansion Facilities until the minimum take commitments of this
Section 8.02 have been nominated.

          These minimum take commitments may change if mutually agreed to by the parties hereto as part of each annual price renegotiation.

          In the event Buyer is unable to take, for reasons other than an event of force majeure as defined in Article XIII - FORCE MAJEURE herein, a total volume each Winter Period equal to 70% of the MDQ multiplied by the number of days in the Winter Period, then with a minimum of one hundred twenty (120) days written notice prior to the start of the next succeeding Contract year, Seller may elect to reduce the MDQ to the average daily volume actually taken in the deficient Winter Period times a factor of 1.42857 (1 / 0.7). In the event of such reduction in the MDQ, Buyer shall remain responsible for the applicable NOVA Demand Charges associated with the original MDQ. Seller will use all reasonable efforts to mitigate the NOVA Demand Charges down to the reduced MDQ.

     8.03 Buyer shall be obligated to pay for, in accordance with Article X, PRICE, and Article XI, PAYMENT, all quantities of gas nominated by Buyer and tendered for delivery by Seller.

     8.04 Seller shall provide Buyer notification by telephone of any reduction or increase in the volumes and/or BTU content of gas to be delivered hereunder at least forty-eight (48) hours prior to such reduction or increase, provided such information is available to Seller.

     8.05 Buyer shall have the right to temporarily reduce its daily purchase of gas in whole or in part from Seller hereunder. Should Buyer determine it to be necessary to reduce purchases in whole or in part under the provisions of this paragraph, Buyer shall, as soon as practicable after determination of the necessity for such reduction, notify Seller of Buyer's estimate of the amount and length of reduction. Buyer agrees to use its reasonable efforts to give Seller forty-eight (48) hours notice prior to a reduction, subject to Buyer's discretion to control its operating conditions.

     8.06 Notwithstanding the foregoing, Buyer's exercise of its right to temporarily reduce its daily purchase of gas shall not relieve Buyer of its purchase obligations under Section 8.02 herein, and any exercise of such right shall be in a manner consistent with such purchase obligations.

                                   ARTICLE IX

MEASUREMENT:

    9.01 It is understood and agreed to by the parties hereto that measurement and determination of gross heating value of gas delivered hereunder shall be in accordance with the terms of any currently effective and applicable transpor-tation agreement(s) and in compliance with the Pipeline's currently effective and applicable tariff, policies, and procedures. All statements of volume and heating value hereunder shall be computed from the Pipeline's measurement and testing records.

                                    ARTICLE X

PRICE:

    10.01 For all gas nominated by Buyer and accepted for delivery from Seller by PGT, Buyer shall pay Seller a total selling price which shall consist of the following components:

          a. A reservation fee ("Reservation Fee") each month during the term hereunder equal to [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] per MMBTU times the MDQ times the number of days in the month.

          b. A demand charge each month during the term hereunder equal to the actual monthly toll charges on the NOVA pipeline facilities ("NOVA Demand Charge") associated with the MDQ for firm receipt and redelivery of gas hereunder to the ANG Expansion Facilities plus an allowance for firm gathering and processing equal to the sum of (i) Contract Demand Raw Gas Transmission Service and (ii) Contract Demand Treatment Service for 0% acid gas as stated in the currently effective Westcoast Energy Pipeline Tariff, as may be amended from time to time.

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
          c. As a result of the assignment pursuant to Section 7.02 hereunder, a demand charge each month during the Winter Period hereunder equal to the actual monthly toll charges on the ANG Expansion Facilities ("ANG Demand Charge") associated with the MDQ for firm receipt and redelivery of gas hereunder to the Delivery Point.

          d. A commodity charge ("Commodity Charge") equal to an agreed to price at the Delivery Point (the "Delivery Point Selling Price") less the NOVA Demand Charge and the ANG Demand Charge as calculated at a one hundred percent (100%) load factor. The Delivery Point Selling Price shall be stated on Exhibit "A" attached hereto and incorporated herein by reference, and shall be negotiated annually pursuant to Section 10.03 herein and shall be subject to binding arbitration as defined in Article XIV hereunder.

    10.02 Buyer shall pay Seller the charges described under Sections 10.01(a), (b) and (c) herein whether or not any gas is delivered and accepted hereunder and whether or not Buyer has declared an event of force majeure, unless the failure to deliver is caused by the fault of the Seller or by a declaration of an event of force majeure by Seller or a suspension of delivery pursuant to Section 2.04 herein.

          In the event any governmental authority imposes regulated pricing for gas to be delivered hereunder, Seller may, upon sixty (60) days written notice, suspend deliveries hereunder and Buyer may suspend nominations hereunder at any time after the date such regulated pricing becomes effective. If deliveries or nominations are suspended hereunder for any consecutive sixty (60) day period, either party may terminate this Contract upon thirty (30) days written notice to the other subsequent to the end of such 60 day period.

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

If rights of suspension are not invoked by either party within one hundred and eighty (180) days of regulated pricing becoming effective, then the parties shall be deemed to have agreed to such pricing and this Contract shall be deemed amended to the extent necessary to impose such regulated pricing, and as amended shall be deemed ratified by the parties.

     10.03 Buyer and Seller agree to meet no later than ninety (90) days prior to the end of each Contract year hereunder for the purpose of renegotiating the Delivery Point Selling Price for the next succeeding Contract year. In the event neither Buyer nor Seller gives its timely written notice of its intent to renegotiate the Delivery Point Selling Price hereunder for the next succeeding Contract year at least ninety (90) days prior to the end of the current Contract year then the Delivery Point Selling Price hereunder for the next succeeding Contract year shall remain the same as the Delivery Point Selling Price in effect for the current Contract year.

                                   ARTICLE XI

PAYMENT:

     11.01 Buyer shall furnish Seller with a copy of any statement received from the Pipeline related to the purchase and transportation of quantities of gas hereunder. On or before the 10th day of each calendar month for all gas delivered hereunder during the preceding calendar month, Seller shall furnish Buyer with an invoice showing the quantity of gas delivered by Seller to Buyer. If the actual volume delivered is not available by the contractual billing date, billing will be prepared based on Buyer's nominations for the preceding month. The estimated volume will then be corrected to the actual volume on the following month's billing or as soon thereafter as actual transport information is available. Buyer will pay Seller by wire transfer in immediately available funds to a depository designated by Seller on the later of the twenty-fourth (24th) day of the month, or fourteen (14) days after receipt of such invoice. When the due date falls on a day that the designated depository is not open in the normal course of business to receive Buyer's payment, Buyer shall cause such payment to be actually received by Seller on or before the last business day on which the designated depository is open prior to such due date. If any overcharge or undercharge in any form whatsoever shall at any time be found and the bill therefore has been paid, Seller shall refund the amount of the overcharge received by Seller and Buyer shall pay the amount of the undercharge within ten (10) days after final determination thereof; however, no retroactive adjustment will be made for any overcharge or undercharge identified later than a period of twenty-four (24) months from the date a discrepancy occurred. In the event a dispute arises as to the amount payable in any statement rendered, Buyer shall nevertheless pay the amount not in dispute to Seller pending resolution of the dispute. If it is determined that Buyer owes Seller the disputed amount, Buyer will pay Seller that amount. If Buyer fails to pay the entire undisputed amount of any statement hereunder when it becomes due, the unpaid amount shall bear interest from the due date until paid, which interest shall be for Seller's sole account, and, in addition to any other remedies, Seller may, upon thirty (30) days written notice to Buyer, terminate deliveries of gas hereunder. Said interest rate shall be the prime rate as established from time to time by First Security Bank of Idaho plus two percent (2%). The late charge provided for herein shall be compounded monthly. If either principal or late charges are due, any payments thereafter received shall first be applied to the late charges due, then to the previously outstanding principal due and lastly, to the most current principal due.

          If any error is discovered in any statement rendered hereunder, such error will be adjusted within thirty (30) days from the date of discovery, but no adjustment will be made for any error discovered more than two
(2) years after receipt of any such original statements.

     11.02 The parties will keep and maintain true and accurate books, records and accounts in respect of all statements, charges and computations made under this Contract and will preserve these books, records and accounts for a period of at least six (6) years after such statements, charges or computations are made. Such shall be kept and maintained in accordance with generally accepted accounting principles applied consistently from year to year and good industry practices and distinguishable from all other books, records and accounts.

          Each party has the right, at its sole cost and upon providing reasonable notice, to have a third-party auditor, who is a member of a nationally recognized certified public accounting firm, audit on such party's behalf during normal business hours the relevant accounts, books, records and charts of the other party to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any of the provisions of this Contract. This right expires two (2) years after the expiration of this Contract.




                                   ARTICLE XII

TERM:

     12.01 Subject to other terms and provisions hereof, this Contract shall be effective November 1, 1993 and continue through and including September 30, 2008.

          Notwithstanding the foregoing, it is the intent of the parties to commence good faith negotiations for a new gas purchase contract no later than six (6) months prior to the expiration of this Contract. In the event of termination for any reason, this Contract shall remain in full force and effect to the extent necessary and for such additional term as may be required to accommodate any imbalances between purchased and delivered volumes incurred during the term hereof.

          Notwithstanding the expiration of this Contract, the provisions respecting liability and indemnification to the extent of any liabilities which may have accrued prior to the date of termination of this Contract, and the provisions respecting confidentiality, maintenance of records, payment and audit rights shall remain in full force and effect in accordance with their terms.


                                  ARTICLE XIII

FORCE MAJEURE:

     13.01 Immediately upon becoming aware of the occurrence of an event of force majeure, the party affected shall give notice thereof to the other party describing such event or condition, stating the specific obligations hereunder, the performance of which are, or are expected to be, delayed, reduced or prevented, and (either in the original or in supplemental notices) stating the estimated period during which performance may be suspended or reduced, including, to the extent known or ascertainable, the estimated extent of such effects on performance. Such notice of an event of force majeure is to be first given by telephone or telecopy communication within twenty-four (24) hours of the beginning of the event of force majeure, and then confirmed in writing within five (5) days, giving particulars available to the reporting party, and being supplemented if necessary within twenty (20) days to give full particulars.

          If initial notice of an event of force majeure is given within twenty-four (24) hours to the other party after the occurrence of the cause relied on, then the obligations of the party giving notice, so far as they are affected by such force majeure event, from its inception, shall be suspended during the continuance of any inability so caused, but for no longer period. If initial notice of an event of force majeure is not given within twenty-four (24) hours, to the other party, after the occurrence of the cause relied on, then the obligation of the party giving notice, so far as they are affected by such force majeure event, from time of the notice given, shall be suspended during the continuance of any inability so caused, but for no longer period.

          The party claiming suspension will give notice as soon as possible after the force majeure event is remedied, to the effect that the same has been remedied and that such party has resumed, or is then in a position to resume, the performance of such covenants or obligations. Notice shall also be given when the remedy or resumption is only partial.

     13.02 The obligations of a party hereunder shall be suspended, during the time and to the extent, that it is prevented from complying with its obligations in whole or in part by an event of force majeure which shall mean:

          (a) an Act of God, including flood, fire, storms, explosion, lightning, landslides or earthquakes;

          (b) an act of the Queen's or public enemies, including war, revolution, insurrection, riot, blockade, civil disturbance or any other unlawful act against public order and authority;

          (c)  a strike, lockout or other industrial disturbance;

          (d) breakdown of, or injury to, or the necessity of making repairs or alterations to, any facilities used in or for the production, transportation, processing, handling or delivery of the gas;

          (e) the inability to acquire or delays in acquiring, at reasonable cost and after the exercise of reasonable diligence, any servitudes, right-of-way grants, permits or licenses required to be obtained to enable a party hereto to fulfill its obligations hereunder;

          (f) substantial loss of Buyer's system supply markets due to factors other than price;

          (g) laws, orders, rules or regulations of any governmental authority claiming jurisdiction, or any other governmental restraint, or injunctions or other legal proceedings;

          (h) any other event, whether or not the kind enumerated above, which is not reasonably within the control the party claiming to be excused.

          It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement of the use of diligence in restoring normal operating conditions shall not require the settlement of strikes or lockouts by acceding to the terms of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.


     13.03 The parties hereto recognize that all or part of the gas purchased by Buyer from Seller shall be received and transported by a Pipeline owned by a third party transporter pursuant to a separate written agreement between transporter and either one of the parties hereto. Following commencement of deliveries of gas hereunder, should any third party transporter for any cause beyond their control and beyond the control of either party hereto, be unable or unwilling to transport any volume of subject gas, Seller's obligation to deliver and Buyer's obligation to receive gas shall be suspended as though such lack of transportation constitutes an event of force majeure.

     13.04 Neither party shall be entitled to benefit from the provisions of this Article XIII - FORCE MAJEURE to the extent that failure of performance is caused by the party claiming suspension having failed with reasonable dispatch to remedy the condition by taking reasonable acts within its control or to resume performance of suspended obligations.

     13.05 Lack of finances shall not be considered an event of force majeure. Nor shall an event of force majeure suspend any obligation for the payment of money due hereunder whether or not such money becomes due before or after the declaration of an event of force majeure, except as provided for in
Section 13.06.

     13.06 The declaration of an event of force majeure by Buyer hereunder shall not relieve Buyer of its obligation to pay the Reservation Fee, NOVA Demand Charge and ANG Demand Charge as defined in Sections 10.01(a), (b) and
(c), respectively.

          If the declaration of an event of force majeure by Seller hereunder results in relief from all or a portion of the NOVA Demand Charge, such relief shall be passed on to the Buyer. Declaration of an event of force majeure by the Seller shall relieve the Buyer of its obligation to pay the Reservation Fee as defined in Section 10.01(a) throughout the course of the event of force majeure.

     13.07 If an event of force majeure affecting Buyer's ability to take gas occurs, Buyer shall first curtail purchases of all interruptible gas supplies which could be physically replaced by gas purchased pursuant to this Contract prior to reducing the purchases of gas hereunder. Buyer's ability to reduce purchases shall be limited to this Contract's pro rata share of the total quantity of firm gas purchased by Buyer for delivery at the Delivery Point via the PGT Expansion Facilities to serve Buyer's core market customers.

          If an event of force majeure affecting Seller's ability to deliver gas occurs, Seller shall first curtail all deliveries of interruptible gas prior to reducing the deliveries of gas hereunder. Seller shall only reduce deliveries hereunder on a pro rata basis with other firm sales of gas.

     13.08 During periods when Buyer is unable to take delivery of the gas hereunder by reason of an event of force majeure, Seller shall have the right to sell such gas to other third parties provided that such sales will not interfere with nor preclude Seller from subsequently performing its obligations hereunder after the event of force majeure has ceased to operate.

     13.09 During periods when Seller is unable to deliver gas hereunder by reason of an event of force majeure, Buyer shall have the right to purchase natural gas or other fuels from other third parties provided that such purchases will not interfere with nor preclude Buyer from subsequently performing its obligations hereunder after the event of force majeure has ceased to operate.

     13.10 If either party claims an event of force majeure which results in the total suspension of gas deliveries for either a period of forty five (45) consecutive days or a cumulative sixty (60) days in any Contract Year, then the party not invoking force majeure may, within thirty (30) days following occurrence of either such event give notice to the other party of its election to terminate this Contract upon thirty (30) days prior written notice and this Contract shall terminate at the expiration of such notice period.

     13.11 Failure to deliver or accept delivery of gas which is excused by or results from the operation of any provision of this Contract shall not extend the term.

     13.12 If Seller can reasonably demonstrate that the continued sale of gas hereunder would be uneconomic as a result of:

          (a) a new or increased tax (other than income tax), governmental fee, duty or royalty imposed subsequent to the date of this Contract; or
          (b) an increase in NOVA, ANG or PGT tolls and tariffs or a significant change in toll design imposed subsequent to the date of this Contract,

which would be payable by Seller, then Seller and Buyer shall commence renegotiation of the Delivery Point Selling Price or responsibility for NOVA, ANG and PGT tolls and tariffs, as the case may be, within seven (7) days after Seller's notice to Buyer of such uneconomic circumstances. If Buyer and Seller are unable to reach agreement within fifteen (15) days of the commencement of such renegotiation, Seller may terminate this Contract at any time upon at least forty five (45) days prior written notice to this effect being given to Buyer within sixty (60) days of such renegotiations ceasing. Any revised Delivery Point Selling Price or change in responsibility for NOVA, ANG and PGT tolls and tariffs, resulting from this renegotiation shall become effective upon the date of agreement between the parties and Article X - PRICE shall be amended accordingly.

     13.13 If Buyer can reasonably demonstrate that the continued purchase of gas by Buyer hereunder would be uneconomic as a result of:

          (a) a new or increased tax (other than income tax), governmental fee, duty or royalty imposed subsequent to the date of this Contract; or
          (b) an increase in NOVA, ANG or PGT tolls and tariffs or a significant change in toll design imposed subsequent to the date of this Contract, which would be payable by Buyer, then Seller and Buyer shall commence renegotiation of the Delivery Point Selling Price within seven (7) days after Buyer's notice to Seller of such uneconomic circumstances. If Buyer and Seller are unable to reach agreement within fifteen (15) days of the commencement of such renegotiation, Buyer may terminate this Contract upon at least forty five
(45) days prior written notice to this effect being given to Seller within sixty
(60) days of such renegotiations ceasing. Any revised Delivery Point Selling Price or change in responsibility for NOVA, ANG and PGT tolls and tariffs, resulting from this renegotiation shall become effective upon the date of agreement between the parties and Article X - PRICE shall be amended accordingly.

                                   ARTICLE XIV

ARBITRATION:

     14.01 Any Dispute between the Buyer and Seller in respect of the annual renegotiation of the Delivery Point Selling Price hereunder, as contemplated pursuant to Section 10.01 herein, and any other controversy or claim, except as expressly provided for herein, arising out of or relating to this Contract, or the scope thereof, which the parties agree to submit to arbitration (hereinafter referred to as a "Dispute"), shall be submitted to and finally settled by arbitration pursuant to the provisions of this Article XIV. There are two circumstances where arbitration may be conducted under this Article XIV. First, a Dispute regarding the Delivery Point Selling Price pursuant to Article X - PRICE herein is subject to "price arbitration". Second, any other Dispute shall be subject to nonprice arbitration. The provisions of this Article XIV apply to both kinds of arbitration unless expressly applicable to only one kind.

     14.02 Where a Dispute is to be arbitrated pursuant to this Contract, the parties shall attempt to mutually appoint a single arbitrator. If the parties are unable to do so within fifteen (15) days after the end of the price negotiation period described in Section 10.03 herein, then upon written request of either party and within ten (10) days of receipt of such request, each party shall appoint an arbitrator and notify the other party of such appointment. Should a party not appoint an arbitrator within such time, the other party shall select the second arbitrator within ten (10) days. The two arbitrators so appointed shall promptly appoint a third arbitrator within ten (10) days after appointment of the second arbitrator. If they fail to do so within such time, the third arbitrator shall be appointed within the next ten (10) days by the AAA in accordance with its rules as described in this Contract. For purposes of such selection, the AAA shall provide a list of at least ten (10) qualified persons in accordance with the requirements of its rules as modified herein.
The persons so proposed and the arbitrator so selected can be of any nationality.

          The arbitrators shall generally be qualified by education and experience to pass upon the matters involved in the Dispute. A third arbitrator selected by the AAA for a price arbitration must be qualified to determine natural gas marketing issues.

          If any arbitrator dies, becomes disqualified or incapacitated, or fails or refuses to act before the matter or matters subjected to the arbitration has been decided, then in place of such arbitrator, a replacement arbitrator shall promptly be appointed in the same manner and by the same party as the arbitrator to be replaced.

     14.03 If the annual renegotiation of the Delivery Point Selling Price is submitted and settled by arbitration three times during the term of this Contract, either party may, by written notice, terminate this Contract. Such termination notice shall be given within fifteen (15) days of the written decision of the third arbitrated pricing determination and shall be effective on the next following Contract year anniversary date.

     14.04 In a Dispute under Article X - PRICE, each party shall within fifteen (15) days after appointment of the last arbitrator submit to the arbitrator(s) and the other party its written final offer of the Delivery Point Selling Price (the "Final Offer"). Each Final Offer will then be opened and reviewed by the parties hereto in the presence of the arbitrator(s). The parties will then determine if the differences in the Final Offers can be bridged by negotiation. If not, then the arbitrator(s) must choose one of the Final Offers and cannot decide any other Delivery Point Selling Price. If a party fails to make a timely Final Offer, the timely submitted Final Offer from the other party shall be adopted by the arbitrator(s) as the arbitration decision. Except as in the preceding sentence, the arbitrator(s) shall choose the Final Offer which better represents the market price for gas to be sold under this Contract during the Contract year at issue, giving due consideration to the then current Delivery Point Selling Price, the Delivery Point Selling Price resulting from each Final Offer, the prices of substitutable energy sources, the price of other gas sold under similar type terms and conditions that competes in the same or similar markets as those being served by the Buyer or the Seller, the general intent and objectives of this Contract and the parties' desire to maintain a long-term, mutually beneficial relationship. If other gas supply contracts are used for comparative purposes in such arbitration, all of the terms and conditions of such contracts relative to the provisions of this Contract are to be considered. Any confidential information, including without limitation other gas supply contracts, which are used in the arbitration, shall be kept confidential by the parties and the arbitrators and shall not be disclosed to any other person.

     14.05 Unless otherwise agreed to by the parties, the arbitration shall be held in Seattle, Washington. The arbitrator(s) shall proceed promptly and diligently and render a decision as soon as practicable. In a Dispute under
Article X - PRICE, the arbitrator(s) shall decide within forty-five (45) days after receipt of Final Offers from both parties.

     14.06 The decision of the arbitrator(s) shall be final and binding on the parties from which no appeal may be taken, and an order confirming the decision or judgement upon the decision may be entered in any court having jurisdiction. The parties agree that the decision of the arbitrator(s) shall be the sole and exclusive remedy between them regarding the Dispute submitted to arbitration.

     14.07 Each party shall bear its own witness and attorney's fees in the arbitration, however, it shall be within the arbitrator(s) sole discretion and authority to award all costs and fees to the prevailing party. The fees and expenses of the single arbitrator or the arbitrators and the fees charged by the arbitral institution and its costs in providing arbitration services under this
Article XIV - ARBITRATION, shall be paid in full by the party whose Final Offer was not accepted under a "price arbitration" pursuant to Section 14.05.

     14.08 The arbitrator(s) may grant such provisional remedies as it or they deem necessary and appropriate related to the Dispute in its or their sole discretion. Notwithstanding the initiation of an arbitration, each party shall continue to perform all duties and obligations under this Contract.

     14.09 Buyer and Seller agree that the Delivery Point Selling Price determined pursuant to a "price arbitration" under this Article XIV - ARBITRATION must take into consideration a component that compensates Seller for its gas aggregation and administrative service efforts required for Seller's performance under this Contract at the rate of [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] per MMBTU and the arbitrator(s) should be so instructed prior to arbitration.

     14.10 If the decision of the arbitrator(s) is not final by the commencement of the relevant Contract year, the parties shall use, on an interim basis for the new Contract year, as a Delivery Point Selling Price, the higher of the Delivery Point Selling Price for the immediately preceding Contract year and the last offer in respect of the Delivery Point Selling Price for the new Contract year made by the Buyer prior to the commencement of the new Contract year. The decision of the arbitrator shall be retroactive to the beginning of the Contract year, if necessary. Upon determination of the Delivery Point Selling Price, interest at the rate specified in Section 11.01 herein, shall be applied for any period of retroactivity to any overpayment or underpayment, as the case may be.

                                   ARTICLE XV

CONFIDENTIALITY:

     15.01 Buyer and Seller agree that the terms of this Contract and any resulting transaction shall be kept strictly confidential, except to the extent required by applicable law, and except to the extent either party is required to disclose pertinent information concerning this Contract to lenders, underwriters or regulators within the normal course of business and except for the release of a mutually agreeable summary of contract terms. If either party makes such disclosure, it shall advise the lenders, underwriters or regulators that the information disclosed is strictly confidential.

                                   ARTICLE XVI

TAXES:

     16.01 Seller agrees to pay or cause to be paid, all taxes and assess-ments lawfully levied and imposed upon Seller with respect to the gas delivered hereunder prior to its delivery to Buyer at the Delivery Point, including but not limited to all taxes imposed by provincial, state or federal authority on the production, severance, gathering and delivery with respect to the gas delivered hereunder. Buyer agrees to pay, or cause to be paid, all taxes and assessments lawfully levied and imposed upon Buyer including, but not limited to, any applicable franchise fees and the applicable U.S. Customs fees with respect to the gas delivered hereunder after its receipt by Buyer at the Delivery Point. Neither party shall be responsible or liable for any taxes or other statutory charges levied or assessed against any of the facilities of the other party used for the purpose of carrying out the provisions of this Contract.

                                  ARTICLE XVII

OFF-PEAK SALES:

     17.01 As reimbursement to Seller for its commitment for firm service on the NOVA pipeline facilities and firm gas supplies hereunder, Buyer understands and agrees that while Buyer's commitment to firm service on PGT and ANG as to firm delivery and payment of related demand charges is for the above defined Winter Period only each Contract year, Buyer shall be obligated to pay Seller for the Reservation Fee and NOVA Demand Charge component of the Delivery Point Selling Price as defined in Section 10.01(a) and (b), respectively, throughout each Contract year.

     17.02 Seller currently has access to firm and interruptible transportation service on the PGT system for delivery to Stanfield, Oregon, the interconnect with Northwest's facilities. Accordingly, Seller shall act as Buyer's administrative service agent on a daily basis for any amount of the MDQ not being utilized by Buyer for any reason, including but not limited to the declaration by Buyer of an event of force majeure, whereby Seller will use all reasonable efforts to market the gas supply subject to this Contract, and not utilized by Buyer, to other markets served by Seller. This gas will be so marketed together with the related NOVA and, during the Winter Period, ANG firm transportation capacity on an interruptible basis, subject to immediate Winter Period recall by Buyer, as required by Buyer's firm customers, for the next succeeding gas day. For this off-peak sales service Buyer agrees to pay Seller three cents ($0.03) per MMBTU, as provided for by Section 17.03 below, for each MMBTU so marketed by Seller during the Winter Period. All volumes so marketed will be credited toward Buyer's take commitment pursuant to Section 8.02 herein.

     17.03 For each MMBTU of the MDQ not requested by Buyer on a daily basis throughout the Winter Period of each Contract year and ultimately sold to other of Seller's markets, Seller shall reimburse Buyer certain amounts, not to exceed the total cost to Buyer of all applicable NOVA and ANG Demand Charges and the Reservation Fee associated with the purchase and transportation of the marketed volumes. Seller will pay, from the proceeds of the sale, all gas purchase costs and transportation commodity charges and deduct Seller's administrative service fee pursuant to Section 17.02 herein prior to calculating the reimbursement due Buyer, as follows:

          Seller's Market Selling Price
            including transportation charges
            (as delivered at Stanfield)                     $ X.XX

          Less:
            Seller's Administrative
              Service Fee                                   [CONFIDENTIAL
INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

            Gas Commodity Charge Component
              of Delivery Point Selling Price               (X.XX)

            Transportation commodity
            charges (NOVA, ANG and PGT)                       (.XX)
                                                            -------

          Amount available for Demand Charge and
            Reservation Fee reimbursement to Buyer          $  .XX
                                                            ------
                                                            ------

     17.04 During periods of each Contract year other than the Winter Period as defined hereunder, Seller will use all reasonable efforts to market use of the NOVA firm delivery and receipt capacity subject to this Contract. For all capacity so marketed, Seller will reimburse to Buyer any amounts charged for NOVA transportation in excess of the NOVA tariffed firm transportation commodity rate levels with such reimbursement not to exceed the actual NOVA Demand Charge defined herein.

     17.05 On any day during each Contract year Seller is obligated to use all reasonable efforts to so market use of the gas supply and related NOVA firm delivery and receipt capacity and ANG firm transportation capacity hereunder pursuant to Sections 17.02, 17.03 and 17.04 herein. Seller and Buyer understand and agree that to the extent Seller cannot so market such supply and related capacity as described above or to the extent Buyer is able to secure a market which results in a greater cost mitigation to Buyer than Seller's market, then Buyer shall be entitled to so market such gas supply and related capacity on such day.


                                  ARTICLE XVIII

SUPPLY ASSURANCE:

     18.01 In the event Seller fails to deliver the daily volume of gas nominated by Buyer, up to the MDQ, for reasons other than an event of force majeure, Seller shall indemnify Buyer for those incremental gas costs attributable to such failure giving due regard to the lowest reasonably available price for such incremental gas supplies.

     18.02 If, under any circumstances other than an event of force majeure, Seller fails to deliver the volumes of gas nominated by Buyer, up to the MDQ, for a total of ten (10) cumulative days during any Winter Period, then with fifteen (15) days prior written notice, Buyer may reduce the MDQ to the average level actually delivered by Seller.

     18.03 If, under any circumstances other than an event of force majeure, Seller fails to deliver the volume of gas nominated by Buyer, up to the MDQ, for a total of fifteen (15) cumulative days during any Winter Period, then with thirty (30) days prior written notice, Buyer may terminate this Contract.

     18.04 In no event shall Seller's liability under Section 18.01 herein include any indirect, consequential or business losses, loss of profits, or other costs or expenses that may be suffered by Buyer. In addition, Seller's liability for failure to deliver gas shall not exceed $500,000 in any one Contract year.

                                   ARTICLE XIX

REGULATORY AND TRANSPORTATION AGREEMENT COMPLIANCE:

     19.01 The party who is responsible under Article II - CONDITIONS PRECEDENT and Article VII - PIPELINE TRANSPORTATION for obtaining regulatory approvals and gas transportation agreements is also responsible for complying with and maintaining such approvals and agreements over the term of this Contract. In addition, the parties shall comply with all laws and regulations applicable to the delivery of gas from Canada into the United States, regardless of whether the Delivery Point is within or outside the United States. This obligation shall include, but shall not be limited to, obtaining all necessary permits, approvals, and orders, such as removal permits, export orders, and import authorizations, and payment of all fees, charges or assessments required as a result of the gas delivered hereunder being produced in or transported through Canada, and into the United States. If one party is required to make any payments or to incur any expenses to perform obligations attributable to the other party, the other party shall be obligated to reimburse such payments or expenses, the amount of which shall be determined by mutual agreement of the parties or, absent such agreement, by arbitration pursuant to Article XIV - ARBITRATION.

                                   ARTICLE XX

EQUAL OPPORTUNITY CLAUSE

     20.01 During the performance of this Contract, the Seller agrees as follows:

          a) The Seller will not discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin. The Seller will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex or national origin. Such action shall include, but not be limited to the following: Employment, upgrading, demotion, or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The Seller agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officer setting forth the provisions of this nondiscrimination clause.

          b. The Seller will, in all solicitations or advertisements for employees placed by or on behalf of the Seller, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

          c. The Seller will send to each labor union or representative or workers with which he has a collective bargaining agreement or other contract or understanding, a notice to be provided by the agency contracting officer, advising the labor union or workers' representative of the Seller's commitments under section 202 of the Executive Order 11246 of September 24, 1965, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

          d. The Seller will comply with all provisions of Executive Order 11246 of September 24, 1965, and of the rules, regulations, and relevant orders of the Secretary of Labor.

          e. The Seller will furnish all information and reports required by Executive Order 11246 of September 24, 1965, and by the rules, regulations, and orders of the Secretary of Labor, or pursuant thereto, and will permit access to its books, records and accounts by the contracting agency and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations, and orders.

          f. In the event of the Seller's noncompliance with the nondiscrimination clauses of this Contract or with any of such rules, regulations, or orders, this Contract may be cancelled, terminated or suspended in whole or in part and the Seller may be declared ineligible for further Government contracts in accordance with procedures authorized in Executive Order 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in Executive Order 11246 of September 24, 1965, or by rule, regulation, or order of the Secretary of Labor, or as otherwise provided by law.

          g.   The Seller will include the provisions of paragraphs (a) through
(g) in every subcontract or purchase order unless exempted by rules, regulations or orders of the Secretary of Labor issued pursuant to Section 204 of Executive Order 11246 of September 24, 1965, so that such provisions will be binding upon each subcontractor or vendor. The Seller will take such action with respect to any subcontract or purchase order as may be directed by the Secretary of Labor as a means of enforcing such provisions including sanctions for noncompliance: PROVIDED, HOWEVER, that in the event the Seller becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction, the Seller may request the United States to enter into such litigation to protect the interests of the United States.

                                   ARTICLE XXI

GENERAL TERMS:

     21.01 The parties specifically recognize that the performance under this Contract is subject to all valid laws, orders, judgements, regulations, or otherwise, of courts or regulatory bodies having proper jurisdiction.

     21.02 Neither party may assign this Contract or any of its rights hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld, provided, however, that consent is hereby given to either party for assignment of this Contract to the extent required to secure bona fide indebtedness of either party.

     21.03 Seller warrants title to all gas delivered to Buyer hereunder and warrants that Seller has authority to sell same under the terms of this Contract. Seller hereby agrees to indemnify and save Buyer harmless from any and all suits, claims and liens of whatsoever nature relating to the title thereto. Seller agrees to indemnify, defend and save Buyer harmless from any and all liability or loss of any kind or character incident to the payment of all royalties and other payments for interest in production due the owners thereof in accordance with the terms of the oil and gas leases and other instruments affecting production from the wells delivering gas hereunder.

     21.04 As between the parties hereto, Seller shall be in control and in possession of the gas deliverable hereunder and responsible for any damages or injuries caused thereby until the same shall have been delivered to Buyer at the Delivery Point(s), except injuries and damages which shall be occasioned solely and proximately by the negligence of Buyer. As between the parties hereto, after receipt of the gas, Buyer shall be deemed to be in exclusive control of and responsible for any injuries or damages caused thereby, except injuries and damages which shall be occasioned solely and proximately by the negligence of Seller.

     21.05 Each party will indemnify, defend and hold harmless the other party and its partners, officers, employees and agents from any and all claims, suits, actions, damages, costs (including, without limitation, reasonable attorney fees at trial and on appeal) or liabilities to the extent arising from the indemnifying party's failure to perform its obligation hereunder or breach of its representations of covenants hereunder.

     21.06 In no event shall Buyer or Seller be liable to the other party for any indirect, consequential, punitive or special damages incurred, including, without limitation, loss of profits or income, loss of business expectations, business interruptions, loss of contract or any damage to third parties arising in any way out of this Contract or any breach thereof, except for obligations to NOVA or ANG provided hereunder and except for Buyer's rights as specified under Article XVIII - SUPPLY ASSURANCE, Section 18.01.

     21.07 In addition to other remedies that may be available, in the event either party shall be in substantial breach of the terms of this Contract, and shall not have cured such breach within thirty (30) days after such notice of substantial breach by the other party, the party not in breach shall have the right to terminate this Contract upon thirty (30) days written notice to the party in breach. For purposes of this provision, supply failure shall not be considered a breach until the duration of the failure exceeds the limits of
Article XVIII - SUPPLY ASSURANCE. However, the provisions of this Section 21.07 shall not govern Buyer's termination rights under Article XVIII - SUPPLY

ASSURANCE, or either party's terminations rights under Article XIII - FORCE MAJEURE, Section 13.10.

     21.08 The waiver by either party of any breach of any of the provisions of this Contract shall not constitute a continuing waiver of other breaches of the same or other provisions of this Contract.

     21.09 This Contract constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes all prior agreements and understandings pertaining thereto. The terms of this Contract may not be changed unless the parties agree to such changes in writing.

     21.10 This Contract may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties.

     21.11 Each provision of this Contract shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Contract which are valid.

     21.12 Except for the initial notice requirements pursuant to Section 13.01 herein, any notice, statement, demand, or other communication (in this Section referred to as a "Communication") required or permitted to be given or made in connection with this Contract shall be in writing and shall be well and sufficiently given or made:

if sent to Buyer, addressed to:

     BUYER

     Cascade Natural Gas Corporation
     222 Fairview Avenue North
     P.O. Box 24464
     Seattle, Washington   98124
     Attn: Vice President, Gas Supply
     Telephone No.:  (206) 624-3900
     Telecopy No. :  (206) 624-7215

and if sent to Seller, addressed to:

     IGI Resources, Inc.
     Lakepointe Centre I
     300 Mallard Drive, Suite 350
     Boise, Idaho   83706
     Attn:  Executive Vice President, Chief Operating Officer
     Telephone No.:  (208) 387-0500
     Telecopy No.:   (208) 387-0530

          Each Communication sent in accordance with this Section 21.12 shall be deemed to have been received:

          a)   on the day it was delivered, if delivered;

          b) on the third Business Day after it was mailed, if mailed by registered mail as aforesaid or on the fifth Business Day after it was mailed, if mailed by ordinary mail as aforesaid (excluding in each case each day on which there is any interruption of postal services due to strike, lockout or other cause); and

          c) on the same day that it was sent by telecopy or other electronic communication as aforesaid, or on the first Business Day thereafter if the day on which it was sent by telecopy or other electronic communication was not a Business Day.

          Either party may from time to time change its address for notice by giving notice to the other party hereto in the aforesaid manner.

     21.13 Each of the parties shall from time to time and at all times do such further acts as shall be reasonably required in order to fully perform and carry out the terms of this Contract.

     21.14 All references in this Contract to prices, costs, money or amounts shall be in United States currency.

     21.15 The validity, construction, interpretation and effect of this Contract shall be governed by the laws of the State of Washington.

     21.16      Time is of the essence of this Contract.

     IN WITNESS WHEREOF, the parties hereto have executed this Contract to be effective as of the day and year written above.

                                        "BUYER"
                                        CASCADE NATURAL GAS CORPORATION




                                        By: ________________________________

                                        Name: ______________________________

                                        Title: _____________________________




                                        "SELLER"
                                        IGI RESOURCES, INC.




                                        By: ________________________________
                                             Randy Schultz
                                             Executive Vice President
                                               Chief Operating Officer





"THIS IS THE SIGNATURE PAGE ATTACHED TO AND MADE A PART OF THE GAS PURCHASE CONTRACT AS OF OCTOBER 1, 1994 BETWEEN IGI RESOURCES, INC. AND CASCADE NATURAL GAS CORPORATION."

                                   EXHIBIT "A"

                                     To The

                              GAS PURCHASE CONTRACT

                             As of:  October 1, 1994

                                     Between

                    CASCADE NATURAL GAS CORPORATION ("BUYER")

                                       and

                         IGI RESOURCES, INC. ("SELLER")



Effective Date of this Exhibit "A":    October 1, 1994
                                     -------------------

Ending Date of this Exhibit "A":    September 30, 1995
                                  ----------------------


     DELIVERY POINT                               As defined in Section 1.01(g)
                                                  of the Contract noted above

     MAXIMUM DAILY CONTRACT QUANTITY(MMBTU)                 7,446

     DELIVERY POINT SELLING PRICE                             1/
                                                              -

     ____________
     1. The Delivery Point Selling Price shall be equal to [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]per MMBTU at AECO-C Hub plus the actual cost of firm NOVA re-delivery service and firm ANG receipt and re-delivery service plus any applicable allowance for fuel-in-kind associated with such services.

                                        "BUYER"
                                        CASCADE NATURAL GAS CORPORATION


                                        By: ________________________________

                                        Name: ______________________________

                                        Title: _____________________________

                                        "SELLER"
                                        IGI RESOURCES, INC.



                                        By: ________________________________
                                             Randy Schultz
                                             Executive Vice President
                                               Chief Operating Officer

                                   EXHIBIT "A"

                                     To The

                              GAS PURCHASE CONTRACT

                             As of:  October 1, 1994

                                     Between

                    CASCADE NATURAL GAS CORPORATION ("BUYER")

                                       and

                         IGI RESOURCES, INC. ("SELLER")



Effective Date of this Exhibit "A":    November 1, 1993
                                     --------------------

Ending Date of this Exhibit "A":    September 30, 1994
                                  ----------------------


     DELIVERY POINT                               As defined in Section 1.01(g)
                                                  of the Contract noted above

     MAXIMUM DAILY CONTRACT QUANTITY(MMBTU)                 7,446

     DELIVERY POINT SELLING PRICE                           [CONFIDENTIAL
INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]








                                             "BUYER"
                                             CASCADE NATURAL GAS CORPORATION


                                             By: _____________________________

                                             Name: ___________________________

                                             Title: __________________________




                                             "SELLER"
                                             IGI RESOURCES, INC.



                                             By: _____________________________
                                                  Randy Schultz
                                                  Executive Vice President

                                                  Chief Operating Officer

                                      INDEX
                                                                            Page
                                                                            ----

     ARTICLE 1
     DEFINITIONS AND INTERPRETATION

1.1  Definition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.2  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
1.3  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
1.4  Hereof, etc.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
1.5  Industry Usage. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
1.6  Currency. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

     ARTICLE 2
     LONG TERM AUTHORIZATIONS

2.1  ERCB Long Term Removal Permit . . . . . . . . . . . . . . . . . . . . . . 7
2.2  NEB Long Term Export Licence. . . . . . . . . . . . . . . . . . . . . . . 8
2.3  Long Term Import Authorization. . . . . . . . . . . . . . . . . . . . . . 8
2.4  Further Applications. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
2.5  Producer Support. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
2.6  Diligent Efforts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
2.7  Prior Review. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
2.8  Approval of Authorization . . . . . . . . . . . . . . . . . . . . . . . . 9
2.9  Denial of Authorization . . . . . . . . . . . . . . . . . . . . . . . . . 9
2.10 Termination of Agreement. . . . . . . . . . . . . . . . . . . . . . . . .10
2.11 Maintenance of Authorizations . . . . . . . . . . . . . . . . . . . . . .10

     ARTICLE 3
     TRANSPORTATION MATTERS

3.1  Seller's Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . .10
3.2  Buyer's Arrangements. . . . . . . . . . . . . . . . . . . . . . . . . . .11
3.3  Use of Seller's Transportation Arrangements . . . . . . . . . . . . . . .11
3.4  Change in Transportation Tolls and Tariffs. . . . . . . . . . . . . . . .11
3.5  Transportation Penalties. . . . . . . . . . . . . . . . . . . . . . . . .12

     ARTICLE 4
     QUANTITY OF GAS

4.1  Obligation to Sell and Deliver. . . . . . . . . . . . . . . . . . . . . .12
4.2  Nominations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
4.3  Minimum Purchase Quantity . . . . . . . . . . . . . . . . . . . . . . . .12


                                       (i)

     ARTICLE 5
     QUALITY AND MEASUREMENT

5.1  ANG Quality and Pressure Standard . . . . . . . . . . . . . . . . . . . .13
5.2  Delivery in a Common Stream . . . . . . . . . . . . . . . . . . . . . . .13
5.3  ANG Measurements. . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
5.4  Measurement Standards . . . . . . . . . . . . . . . . . . . . . . . . . .13
5.5  Unit Conversions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .13

     ARTICLE 6
     POSSESSION, TITLE AND WARRANTY

6.1  Transfer of Title . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
6.2  Risk. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
6.3  Title and Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . .14

     ARTICLE 7
     GAS PRICING

7.1  Total Amounts to be Paid to Seller. . . . . . . . . . . . . . . . . . . .14
7.2  Nova Demand Charges . . . . . . . . . . . . . . . . . . . . . . . . . . .15
7.3  Nova Commodity Charges. . . . . . . . . . . . . . . . . . . . . . . . . .15
7.4  ANG Demand Charges. . . . . . . . . . . . . . . . . . . . . . . . . . . .15
7.5  ANG Commodity Charges . . . . . . . . . . . . . . . . . . . . . . . . . .15
7.6  Demand Charges Payment. . . . . . . . . . . . . . . . . . . . . . . . . .15
7.7  Gas Commodity Charges . . . . . . . . . . . . . . . . . . . . . . . . . .16
7.8  Gas Commodity Price . . . . . . . . . . . . . . . . . . . . . . . . . . .16
7.9  Supplier Demand Charges . . . . . . . . . . . . . . . . . . . . . . . . .16
7.10 Supplier Demand Fee . . . . . . . . . . . . . . . . . . . . . . . . . . .17
7.11 Kingsgate Administration Charges. . . . . . . . . . . . . . . . . . . . .17
7.12 Kingsgate Administration Fee. . . . . . . . . . . . . . . . . . . . . . .17
7.13 Redetermination of Kingsgate Administration Fee . . . . . . . . . . . . .17
7.14 Redetermination of Gas Commodity Price. . . . . . . . . . . . . . . . . .18
7.15 Requisite Producer Support. . . . . . . . . . . . . . . . . . . . . . . .19

     ARTICLE 8
     SECURITY OF SUPPLY

8.1  Source of Gas Supply. . . . . . . . . . . . . . . . . . . . . . . . . . .19

     ARTICLE 9
     SUPPLY FAILURE
     INDEMNITY AND MITIGATION

9.1  Notice of Supply Failure and Seller Mitigation Effort . . . . . . . . . .19
9.2  Seller's Delivery Failure Indemnity . . . . . . . . . . . . . . . . . . .20
9.3  Buyer to Mitigate . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
9.4  Delivery Make Up Rights . . . . . . . . . . . . . . . . . . . . . . . . .20
9.5  Termination Rights for Extended Supply Failure. . . . . . . . . . . . . .20
9.6  Notice of Anticipated Supply Failure. . . . . . . . . . . . . . . . . . .21
9.7  DCQ Reduction Rights for Extended Supply Failure. . . . . . . . . . . . .21
9.8  Demand Charge Reduction Upon Supply Failure . . . . . . . . . . . . . . .21
9.9  Limitation on Seller's Liability. . . . . . . . . . . . . . . . . . . . .22
9.10 Limitation on Parties' Liabilities. . . . . . . . . . . . . . . . . . . .22

     ARTICLE 10
     TAXES

10.1 Payment of Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
10.2 Prices Exclusive of Taxes . . . . . . . . . . . . . . . . . . . . . . . .23
10.3 Goods and Services Tax. . . . . . . . . . . . . . . . . . . . . . . . . .23

                                      (ii)

     ARTICLE 11
     TERM OF AGREEMENT

11.1 Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
11.2 Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . .24

     ARTICLE 12
     FORCE MAJEURE

12.1 Suspension. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
12.2 Definition of Force Majeure . . . . . . . . . . . . . . . . . . . . . . .24
12.3 Exceptions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
12.4 Resumption of Obligations . . . . . . . . . . . . . . . . . . . . . . . .25
12.5 Settlement of Industrial Disputes . . . . . . . . . . . . . . . . . . . .25
12.6 Effect on Demand Charge Payment Obligations . . . . . . . . . . . . . . .26
12.7 Termination for Extended Force Majeure Period . . . . . . . . . . . . . .27
12.8 Alternative Supplies During Force Majeure Period. . . . . . . . . . . . .27
12.9 Pro Rata Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . .27
12.10     No Extension to Term . . . . . . . . . . . . . . . . . . . . . . . .28

     ARTICLE 13
     BILLINGS AND PAYMENTS

13.1 Monthly Invoice . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
13.2 Payment Due Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
13.3 Examination of Records. . . . . . . . . . . . . . . . . . . . . . . . . .29
13.4 Remedies for Non-Payment. . . . . . . . . . . . . . . . . . . . . . . . .29
13.5 Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
13.6 Limitation on Disputes. . . . . . . . . . . . . . . . . . . . . . . . . .30



                                      (iii)

     ARTICLE 14
     NOTICE

14.1 Service of Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
14.2 Addresses and Numbers for Notices . . . . . . . . . . . . . . . . . . . .31
14.3 Right to Change Address and Numbers . . . . . . . . . . . . . . . . . . .32

     ARTICLE 15
     ASSIGNMENT

15.1 No Assignment of Agreement Without Consent. . . . . . . . . . . . . . . .32
15.2 Assignments By Way of Security. . . . . . . . . . . . . . . . . . . . . .33
15.3 EnurementEnurement. . . . . . . . . . . . . . . . . . . . . . . . . . . .33

     ARTICLE 16
     ARBITRATION

16.1 Submissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
16.2 Selection of Arbitral Institution . . . . . . . . . . . . . . . . . . . .33
16.3 Commencement of Proceedings . . . . . . . . . . . . . . . . . . . . . . .33
16.4 Appointment of Arbitrators. . . . . . . . . . . . . . . . . . . . . . . .34
16.5 Experience. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
16.6 Location of Arbitration Hearing . . . . . . . . . . . . . . . . . . . . .34
16.7 Hearing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
16.8 Decision. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
16.9 Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
16.10     Failure to Participate . . . . . . . . . . . . . . . . . . . . . . .35
16.11     Provisional Remedies . . . . . . . . . . . . . . . . . . . . . . . .35
16.12     Arbitration Procedures . . . . . . . . . . . . . . . . . . . . . . .35
16.13     Continuation of Operations . . . . . . . . . . . . . . . . . . . . .35
16.14     Modification of Certain AAA Rules. . . . . . . . . . . . . . . . . .35


     ARTICLE 17
     FINAL OFFER ARBITRATION

17.1 Submissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
17.2 Selection of Arbitral Institution . . . . . . . . . . . . . . . . . . . .36
17.3 Commencement of Proceeding. . . . . . . . . . . . . . . . . . . . . . . .36
17.4 Appointment of Arbitrators. . . . . . . . . . . . . . . . . . . . . . . .36
17.5 Experience. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
17.6 Location of Final offer Arbitration . . . . . . . . . . . . . . . . . . .37
17.7 Final Offers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
17.8 No Hearing on Final Offer Arbitration . . . . . . . . . . . . . . . . . .37
17.9 Decision. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
17.10     Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38


                                      (iv)

17.11     Failure to Participate . . . . . . . . . . . . . . . . . . . . . . .38
17.12     Final Offer Arbitration Procedures . . . . . . . . . . . . . . . . .38
17.13     Continuation of Operations . . . . . . . . . . . . . . . . . . . . .38

     ARTICLE 18
     GENERAL

18.1 Proper Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
18.2 Attornment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
18.3 Compliance with Laws, and Regulatory Submissions. . . . . . . . . . . . .39
18.4 Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
18.5 No Amendment Except in Writing. . . . . . . . . . . . . . . . . . . . . .39
18.6 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
18.7 Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . .39
18.8 Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
18.9 Alternate Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . .40
18.10     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
18.11     Counterpart Execution. . . . . . . . . . . . . . . . . . . . . . . .40
18.12     Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . .40
18.13     Equal Opportunity. . . . . . . . . . . . . . . . . . . . . . . . . .40



                                        v